Exhibit 23.5



Consent of Independent Accountants

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of Security Capital Group Incorporated of our report dated 14 March 2001 relating to the financial statements of Security Capital European Realty, which is included in the Security Capital Group Incorporated Annual Report on Form 10-K.



PricewaterhouseCoopers SARL
Luxembourg
July 20, 2001